Exhibit 10.20

CORRECTIONAL PROPERTIES TRUST

DEFERRED SHARE LONG-TERM LOYALTY BONUS AGREEMENT

     THIS DEFERRED SHARE LONG-TERM LOYALTY BONUS AGREEMENT (the “Agreement”) is made as of December 31, 2003, by and between CORRECTIONAL PROPERTIES TRUST, a Maryland real estate investment trust (the “Company”), and CHARLES R. JONES (the “Participant”).

     WHEREAS, the Company terminated its Senior Executive Retirement Plan, in which the Participant was a participant,

     WHEREAS, the Company wishes to establish an alternate means of rewarding and retaining the Participant, and

     WHEREAS, the Company maintains the Correctional Properties Trust 1998 Employee Share Incentive Plan (the “Incentive Plan”) which authorizes the grant of deferred shares.

     NOW, THEREFORE, the Company and the Participant hereby agree as follows:

     1. Grant Pursuant to Incentive Plan. This deferred share award is granted pursuant to the Incentive Plan which is incorporated herein for all purposes. The Participant hereby acknowledges receipt of a copy of the Incentive Plan and agrees to be bound by all of the terms and conditions of this Agreement and of the Incentive Plan. Unless otherwise provided herein, terms used in this Agreement that are defined in the Incentive Plan and not defined herein shall have the meanings attributable thereto in the Incentive Plan.

     2. Award of Deferred Shares.

     (a) The Board hereby grants to the Participant the following deferred shares with respect to the Common Shares of the Company (collectively the “Deferred Shares”), as of the following dates on which the Participant is an employee of the Company (each a “Grant Date”):

Grant Date	Number of Deferred Shares
December 31, 2003	7,500

January 31, 2005	500

January 31, 2006	500

January 31, 2007	500

January 31, 2008	500

January 31, 2009	500

     3. Vesting and Forfeiture of Deferred Shares.

     (a) Vesting. The Participant shall immediately become 100% vested in the Deferred Shares that have been granted to him as of the earliest to occur of the following:

     (i) April 30, 2009, provided he is still employed by the Company on that date, or

     (ii) Any date on or after April 30, 2007, on which the Participant’s employment with the Company is terminated for any reason other than by the Participant’s resignation or by the Company “for cause,” as defined in Section 3(c) below.

     (b) Forfeiture. Any Deferred Shares that have not vested in the Participant at the time his employment with the Company is terminated shall be forfeited immediately upon such termination of employment.

     (c) Definition of “Cause.”

     (i) For purposes of this Agreement, “cause” shall have the same meaning as it is given in the Employment Agreement, or in the absence thereof as determined by the reasonable business judgment of the Board of Trustees.

     4. Delivery of Common Shares

     (a) The Company shall deliver the Common Shares of the Company corresponding to the vested Deferred Shares which are the subject of this Agreement to the Participant within thirty (30) days after each “Distribution Event” in accordance with the following schedule:

Distribution Event	Number of Common Shares
January 31, 2010	2,500

January 31, 2011	3,500

January 31, 2012	4,000

Notwithstanding the foregoing, the Participant may elect, in a writing received by the Committee at least twelve (12) months prior to a Distribution Event, to defer that date until any later date.

     5. Rights with Respect to Common Shares Represented by Deferred Shares.

     (a) Except as otherwise provided in this Section 5, the Participant shall not have any rights, benefits or entitlements with respect to any Common Shares subject to this Agreement unless and until a Distribution Event has occurred.

     (b) Notwithstanding Section 5(a) above, during the term of this Agreement, the Participant shall have the right to receive distributions (the “Dividend Equivalent Payments”) from the Company equal to any dividends that would have been distributed to the Participant if the Deferred Shares instead were issued and outstanding Common Shares owned by the Participant. The Dividend Equivalent Payments, reduced by any applicable withholding taxes, shall be made at the same time, in the same form and in the same manner as dividends are paid to the holders of Common Shares of the Company; provided, however, that if the dividend declared is a stock dividend, then any Common Shares issued to the Participant with respect to the Deferred Shares subject to this Agreement shall have the same status and bear the same legend as the Common Shares with respect to which Deferred Shares have been granted and shall be held by the Company until a Distribution Event, unless otherwise determined by the Committee.

     (c) On or after a Distribution Event, the Participant shall have, with respect to the Common Shares with respect to which the Distribution Event occurs, all of the rights of an equity interest holder of the Company, including the right to vote the Common Shares and the right to receive all dividends, if any, as may be declared on the Common Shares from time to time.

     (d) In the event that the number of Common Shares of the Company, as a result of a combination of the Common Shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of Common Shares or other securities of the Company or of another entity, the number of Deferred Shares subject to this Agreement shall be appropriately adjusted to reflect that change. If any adjustment shall result in a fractional share, the fraction shall be disregarded.

     6. Tax Withholding. On or before a Distribution Event or the date on which the Participant becomes entitled to receive a Dividend Equivalent Payment, as a condition to the Company’s obligations with respect to the Deferred Shares (including, without limitation, any obligation to deliver any Common Shares or make any Dividend Equivalent Payments hereunder), the Participant shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to its delivery of Common Shares and Dividend Equivalent Payments. If the Participant shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Common Shares or any Dividend Equivalent Payments.

     7. Amendment, Modification and Assignment. No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing and signed by the Participant and the Chairman of the Board or the Chairman of the

Compensation Committee of the Company. No waiver by either party of any breach by the other party to this Agreement of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to by the Committee, this Agreement shall not be assigned by the Participant in whole or in part. The rights and obligations created under this Agreement shall be binding on the Participant and his heirs and legal representatives and on the successors and assigns of the Company.

     8. Transferability. The Deferred Shares granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, the Deferred Shares shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Deferred Shares shall not be subject to execution, attachment or similar process.

     9. Beneficiary Designation. The Participant shall have the right to designate, on a beneficiary designation form satisfactory to the Committee which shall be filed with the Company, a beneficiary or beneficiaries to receive any unpaid Common Shares and/or Dividend Equivalent Payments under this Agreement in the event of the death of the Participant. In the event that the Participant shall not file a beneficiary designation form with the Company, or if none of the designated beneficiaries survive the Participant, then any vested and unpaid Common Shares and/or Dividend Equivalent Payments under this Agreement shall be paid to the estate of the Participant.

     10. Miscellaneous.

     (a) No Right to Employment or Service. The grant of this Deferred Share award shall not confer, or be construed to confer, upon the Participant any right to be employed by or perform services for the Company.

     (b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

     (c) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the award of Deferred Shares under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the Deferred Share award, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect).

     (d) No Trust or Fund Created. Neither this Agreement nor the grant of the Deferred Share award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other person. The

Deferred Shares subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Common Shares to the Participant in the future. To the extent that the Participant or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

     (e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida.

     (f) Interpretation. The Participant accepts this Deferred Share award subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

     (g) Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

     11. Complete Agreement. This Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

CORRECTIONAL PROPERTIES TRUST, a Maryland real estate investment trust
By:	/s/ Robert R. Veach, Jr.
	Name:	Robert R. Veach, Jr.
	Title:	Chairman of the Board of Trustees

Agreed and Accepted:

By:	/s/ Charles R. Jones

CHARLES R. JONES